Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191198, 333-221730, 333-221732, 333-253931, 333-265290 and 333-272251) and Form S-3ASR (No. 333-294068) of Dycom Industries, Inc. of our report dated May 19, 2025, except for the matters described in Note 2, as to which the date is November 7, 2025, relating to the financial statements of Power Solutions, LLC appearing in this Current Report on Form 8-K/A of Dycom Industries, Inc.

/s/ Regan, Schickner & Harper, LLC

Ellicott City, Maryland

March 10, 2026